Exhibit 99.2

FROM:    LOTTERY & WAGERING SOLUTIONS INC.
         INVESTOR RELATIONS - MILES GREENBERG
         TELEPHONE (954) 916-2610

                              FOR IMMEDIATE RELEASE

         LOTTERY & WAGERING SOLUTIONS INC. ANNOUNCES ACQUISITION OF 7,962,620 COMMON SHARES AND 1,400,000 COMMON STOCK PURCHASE WARRANTS OF PACIFIC LOTTERY CORPORATION

         FORT LAUDERDALE, FL, APRIL 10, 2003 - Lottery & Wagering Solutions, Inc. (OTC-BB: "LWSL") today announced that it has acquired from Pacific Lottery Corporation ("PLC") 7,962,620 of its common shares in satisfaction of indebtedness at a deemed purchase price of $.30CDN per share, as part of a debt and equity reorganization of PLC, and as part of a private placement by PLC of its common shares and warrants to a wholly owned subsidiary of Genting International PLC ("Genting") for $4.5 Million CDN. The funds from the private placement are to be exclusively used in connection with the development of an online lottery program in Ho Chi Minh City and the Southern provinces of Vietnam. Securities of PLC are traded on the Canadian Venture Exchange under the symbol TSX-Venture: "LUK".

         LWSI also received from PLC a "finders option" upon the closing of the private placement to compensate LWSI for assisting in bringing about the private placement. The finders option consists of common stock purchase warrants to purchase 1,400,000 additional common shares of PLC at $.30CDN per share (exercisable for a twenty-four month period).

         The acquisition of these securities gives LWSI ownership of approximately 19.7% of the common shares of PLC (or 13.6% of such common shares following the conversion to common shares of the outstanding preferred shares), or 11.9% of the common shares on a fully diluted basis.

         In the private placement, Genting acquired an approximate 30% equity stake in PLC, assuming all the preferred shares are converted into common shares of PLC, and potentially up to a 47% equity stake (fully diluted) assuming Genting exercises all of the warrants it received.

         Genting is a diversified investment company whose subsidiaries include investment holdings, property development and provision of sales and marketing services to resort-related business. Genting is listed on the Luxembourg Stock Exchange and quoted on the Singapore Stock Exchange.

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         Pursuant to the terms of the private placement, PLC has appointed, effective immediately, two Genting nominees to PLC's board of directors: Mr. Lim Kok Thay, Chairman of Genting International; President and Chief Executive of Genting Berhad, the parent company, and Resorts World Bhd, Malaysia, and Chairman, President and CEO of Star Cruises Limited Hong Kong SAR; and Mr. Justin Wah Joo Tan. Mr. Tan is the Managing Director of Genting International and the Executive Director of Resorts World BHD, Malaysia.

         Lottery & Wagering Solutions, Inc. operates a casino in Suriname, and is engaged in seeking and attempting to develop other opportunities in the gaming industry.

         This Press Release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this document regarding the Company's strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based on risks and uncertainties inherent to the Company's business and industry. The Company does not undertake to publicly release the results of any revisions to such forward looking statements which may be made.